News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2022 RESULTS

Yardley, PA - July 20, 2022. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2022.

Highlights

•Earnings per share of $2.43 versus $0.95 in 2021
•Global beverage can volumes grew 4%
•Self-made two-piece food cans up 43%
•Global beverage can capacity expansion projects on schedule
•Kiwiplan sale completed for $180 million, after tax gain of $102 million
•Repurchased $600 million in Company shares year to date

Net sales in the second quarter were $3,510 million compared to $2,856 million in the second quarter of 2021 reflecting increased beverage can unit volumes and the pass through of higher raw material costs partially offset by unfavorable foreign currency translation of $104 million.

Income from operations was $466 million in the second quarter compared to $385 million in the second quarter of 2021. Segment income of $432 million in the second quarter improved by $37 million compared to the $395 million in the prior year second quarter primarily due to improved profitability in the North American tinplate and can-making equipment businesses, recovery of inflation incurred in prior years and increased beverage can unit volumes, partially offset by unfavorable foreign currency translation of $11 million.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company performed well during the quarter despite accelerating European energy prices and currency translation headwinds. Global beverage can demand continues to be robust, with virtually every region operating at full capacity. Shipment growth during the second quarter was particularly strong in Mexico, the Middle East and Southeast Asia. In North America, demand currently exceeds our ability to supply, and we expect to remain in an over-sold position at least through the end of 2023.

“On April 1st, the inflation recovery mechanisms built into our North American beverage can contracts commenced, allowing us to begin to recoup many of the cost increases experienced over the past year. As previously noted, the Company is in the process of negotiating pending beverage can contracts in Europe to include more comprehensive raw material and other inflationary pass-through provisions. Demand remains strong across most Transit Packaging businesses with overall performance level to the prior year when accounting for currency translation and the sale of the Kiwiplan business. The Transit business has initiated an overhead cost reduction program that will begin to yield benefits during the second half of 2022 and throughout 2023. Performance across the North American Tinplate and can-making equipment businesses reflects firm demand and the installation of new two-piece food can capacity to plants in Iowa and Pennsylvania during 2021. Additional capacity is expected to be commercialized later this year as we complete the construction of a third two-piece food can line at the Owatonna, Minnesota plant."

To meet customers' global beverage can requirements, the Company will commercialize significant new beverage can capacity through the end of 2023 with several projects in construction, including new multi-line greenfield plants in Martinsville, Virginia; Mesquite, Nevada; Uberaba, Brazil; and Peterborough, United Kingdom. The first line in Uberaba began commercial production in May. Additional production lines are being installed to existing plants in Phnom Penh, Cambodia; Agoncillo, Spain; and Parma, Italy.

Interest expense was $64 million in the second quarter of 2022 compared to $68 million in 2021 as lower outstanding debt balances were partially offset by higher borrowing costs.

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Net income attributable to Crown Holdings in the second quarter was $295 million compared to $128 million in the second quarter of 2021. Reported diluted earnings per share were $2.43 in the second quarter of 2022 compared to $0.95 in 2021. Adjusted diluted earnings per share was $2.10 compared to $2.14 in 2021.

In the second quarter of 2022, the Company recorded a restructuring charge of $29 million related to an overhead cost reduction program in the Transit Packaging segment. The Company expects to realize annual savings of approximately $60 million, reducing headcount by approximately 600 employees. Additionally, the Company recorded a gain of $113 million ($102 million net of tax) in the second quarter of 2022 for the sale of the Transit Packaging segment's Kiwiplan business.

Six Month Results
Net sales for the first six months of 2022 were $6,672 million compared to $5,420 million in the first six months of 2021, primarily due to increased sales unit volumes and the pass through of higher raw material costs which more than offset unfavorable foreign currency translation of $153 million.

Income from operations was $810 million in the first half of 2022 compared to $712 million in the first half of 2021. Segment income in the first half of 2022 was $815 million versus $764 million in the prior year period, primarily due to improved profitability in the North American tinplate and can-making equipment businesses and higher global beverage can sales unit volumes, offsetting unfavorable foreign currency translation of $19 million.

Interest expense was $118 million for the first six months of 2022 compared to $137 million in 2021 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the first six months of 2022 was $511 million compared to $339 million in the first six months of 2021. Reported diluted earnings per share were $4.15 compared to $2.52 in 2021 and adjusted diluted earnings per share were $4.11 compared to $3.97 in 2021.

The following supplemental information is provided below: a reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share, the impact of foreign currency translation by segment and net income and diluted earnings per share at constant currencies.

Outlook
The Company currently expects third quarter adjusted earnings to be in the range of $1.75 to $1.85 per share, and full year adjusted earnings in the range of $7.65 to $7.85 per share. The full year guidance assumes approximately a $0.50 headwind due to the stronger U.S. dollar and higher energy cost in Europe.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, adjusted EBITDA and amounts presented at constant currency exchange rates are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2022 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 21, 2022 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 28. The telephone numbers for the replay are 203-369-1213 or toll free 866-452-2107.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2022, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2021 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$3,510	$2,856	$6,672	$5,420

Cost of products sold	2,861	2,244	5,408	4,226
Depreciation and amortization	116	111	231	223
Selling and administrative expense	140	147	297	290
Restructuring and other	(73)	(31)	(74)	(31)
Income from operations (1)	466	385	810	712
Other pension and postretirement	(4)	(2)	(8)	(3)
Foreign exchange	7	1	(3)	(1)
Earnings before interest and taxes	463	386	821	716
Interest expense	64	68	118	137
Interest income	(3)	(1)	(6)	(3)
Income from continuing operations before income taxes	402	319	709	582
Provision for income taxes	85	146	163	211
Equity earnings	12	3	29	5
Income from continuing operations	329	176	575	376
Income (loss) from discontinued operations		(3)		42
Net income	329	173	575	418
Net income from continuing operations attributable to noncontrolling interests	34	45	64	78
Net income from discontinued operations attributable to noncontrolling interests				1
Net income attributable to Crown Holdings	$295	$128	$511	$339

(1) Reconciliation from income from operations to segment income follows.

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Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to Crown Holdings
From continuing operations	$295	$131	$511	$298
From discontinued operations (1)		(3)		41
Total	$295	$128	$511	$339
Earnings per share attributable to Crown Holdings:
Basic earnings per share from continuing operations	$2.44	$0.98	$4.18	$2.23
Basic earnings per share from discontinued operations		(0.02)		0.31
Basic earnings per common share	$2.44	$0.96	$4.18	$2.54

Diluted earnings per common share from continuing operations	$2.43	$0.97	$4.15	$2.22
Diluted earnings per common share from discontinued operations		(0.02)		0.30
Diluted earnings per common share	$2.43	$0.95	$4.15	$2.52

Weighted average common shares outstanding:
Basic	120,980,821	133,146,361	122,305,457	133,379,911
Diluted	121,622,534	134,179,586	122,991,134	134,400,624
Actual common shares outstanding at quarter end	121,166,297	132,157,477	121,166,297	132,157,477

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income from operations	$466	$385	$810	$712
Intangibles amortization	39	41	79	83
Restructuring and other	(73)	(31)	(74)	(31)
Segment income	$432	$395	$815	$764

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Americas Beverage	$1,378	$1,096	$2,604	$2,089
European Beverage	599	479	1,109	868
Asia Pacific	432	330	845	661
Transit Packaging	691	637	1,348	1,194
Other (1)	410	314	766	608
Total net sales	$3,510	$2,856	$6,672	$5,420

Segment Income

Americas Beverage	$216	$197	$380	$385
European Beverage	56	78	109	140
Asia Pacific	55	47	108	99
Transit Packaging	74	82	135	152
Other (1)	62	36	156	72
Corporate and other unallocated items	(31)	(45)	(73)	(84)
Total segment income	$432	$395	$815	$764

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is reported within discontinued operations in the Consolidated Statement of Operations.

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$295	$2.43	$128	$0.95	$511	$4.15	$339	$2.52
Intangibles amortization (1)	39	0.32	41	0.31	79	0.64	88	0.65
Restructuring and other (2)	(73)	(0.60)	(25)	(0.19)	(74)	(0.60)	(23)	(0.17)
Loss from discontinued operations (3)			70	0.52			70	0.52
Income taxes (4)	(8)	(0.07)	63	0.47	(15)	(0.12)	49	0.37
Equity earnings (5)	2	0.02			4	0.04
Noncontrolling interests (6)			10	0.08			10	0.08
Adjusted net income/diluted earnings per share	$255	$2.10	$287	$2.14	$505	$4.11	$533	$3.97

Effective tax rate as reported (7)	21.1%		49.1%		23.0%		36.7%

Adjusted effective tax rate (7)	25.3%		24.1%		24.9%		24.2%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2022, the Company recorded charges of $39 million ($30 million net of tax) and $79 million ($61 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2021, the Company recorded charges of $41 million ($30 million net of tax) and $88 million ($66 million net of tax) for intangibles amortization.

(2)In the second quarter and first six months of 2022, the Company recorded net restructuring and other gains of $73 million ($72 million net of tax) and $74 million ($74 million net of tax). In the second quarter and first six months of 2021, the Company recorded net restructuring and other gains of $25 million ($17 million net of tax) and $23 million ($15 million net of tax).
(3)In the second quarter of 2021, the Company recorded an after-tax charge of $70 million (primarily due to cumulative translation adjustments of approximately $600 million) in connection with the agreement to sell its European Tinplate operations.

(4)The Company recorded income tax benefits of $8 million and $15 million in the second quarter and first six months of 2022 and income tax charges of $63 and $49 in the second quarter and first six months of 2021 related to tax matters including changes in tax laws, tax settlements, valuation allowance adjustments and for the items described above.

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(5)In the second quarter and first six months of 2022, the Company recorded its proportional share of intangible amortization and inventory step-up charges recorded by its equity method affiliate, Eviosys. These charges were recorded net of tax by the Company in the line Equity earnings.

(6)In the second quarter of 2021, the Company recorded noncontrolling interest charges of $10 million related to the items described above.

(7)The reported and adjusted effective tax rates include income from discontinued operations, which is reported net of tax in the statement of operations. Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Impact of Foreign Currency Translation by Segment – Favorable/(Unfavorable) (1)

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage			$1
European Beverage	$(51)	$(3)	(71)	$(6)
Asia Pacific	(10)	(1)	(17)	(3)
Transit Packaging	(38)	(5)	(60)	(8)
Corporate and other	(5)	(2)	(6)	(2)
	$(104)	$(11)	$(153)	$(19)

Net Income and Diluted Earnings Per Share Attributable to Crown Holdings at Constant Currency

The following table presents net income attributable to Crown Holdings and diluted earnings per share using constant foreign currency exchange rates for translation. We present constant currency information to provide a framework for assessing how our business performed excluding the effect of foreign currency rate fluctuations.

	Three Months Ended June 30,			Six Months Ended June 30,
	As Reported 2022	2022 at 2021 Rates (1)	As Reported 2021	As Reported 2022	2022 at 2021 Rates (1)	As Reported 2021

Net Income	$295	$307	$128	$511	$528	$339
Adjusted Net Income (2)	$255	$264	$287	$505	$518	$533

Diluted earnings per share	$2.43	$2.52	$0.95	$4.15	$4.29	$2.52
Adjusted diluted earnings per share (3)	$2.10	$2.17	$2.14	$4.11	$4.21	$3.97

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

(2)2021 includes $71 and $121 of Adjusted Net Income for the European Tinplate business that was sold in August of 2021 for the three and six months ended, respectively.

(3)2021 includes $0.53 and $0.90 of Diluted earnings per share for the European Tinplate business that was sold in August of 2021 for the three and six months ended, respectively.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
June 30,	2022	2021
Assets
Current assets
Cash and cash equivalents	$438	$566
Receivables, net	2,151	1,766
Inventories	2,220	1,492
Prepaid expenses and other current assets	298	295
Current assets held for sale	17	2,986
Total current assets	5,124	7,105

Goodwill and intangible assets, net	4,349	4,770
Property, plant and equipment, net	4,133	3,783
Other non-current assets	816	1,037
Total assets	$14,422	$16,695

Liabilities and equity
Current liabilities
Short-term debt	$76	$76
Current maturities of long-term debt	1,088	94
Accounts payable and accrued liabilities	4,215	3,224
Current liabilities held for sale		1,120
Total current liabilities	5,379	4,514

Long-term debt, excluding current maturities	5,466	7,879
Other non-current liabilities	1,387	1,578

Noncontrolling interests	451	462
Crown Holdings shareholders' equity	1,739	2,262
Total equity	2,190	2,724
Total liabilities and equity	$14,422	$16,695

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2022	2021

Cash flows from operating activities
Net income	$575	$418
Depreciation and amortization	231	239
Restructuring and other	(74)	(23)
Loss from disposal of discontinued operations		70
Pension expense	16	25
Pension contributions	33	(11)
Stock-based compensation	16	17
Working capital changes and other	(601)	(566)
Net cash provided by operating activities (1)	196	169
Cash flows from investing activities
Capital expenditures	(310)	(325)
Acquisitions and divestitures	151
Other	29	14
Net cash used for investing activities	(130)	(311)
Cash flows from financing activities
Net change in debt	650	(41)
Debt issue costs	(7)
Dividends paid to shareholders	(53)	(53)
Common stock repurchased	(600)	(297)
Dividends paid to noncontrolling interests	(24)	(24)
Other, net	(4)	(8)
Net cash used for financing activities	(38)	(423)

Effect of exchange rate changes on cash and cash equivalents	(95)	(9)

Net change in cash and cash equivalents	(67)	(574)
Cash and cash equivalents at January 1	593	1,238

Cash and cash equivalents at June 30 (2)	$526	$664

(1)Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash from operating activities to adjusted free cash flow for the three and six months ended June 30, 2022 and 2021 follows.

(2)Cash and cash equivalents include $88 and $98 of restricted cash at June 30, 2022 and 2021.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash from operating activities	$497	$554	$196	$169
U.K. pension settlement (3)	(17)		(41)
Interest included in investing activities (4)			13	13
Capital expenditures	(193)	(190)	(310)	(325)
Adjusted free cash flow	$287	$364	$(142)	$(143)

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(3)In September 2021, the Company made a contribution of $271 million to its U.K. defined pension plan in advance of a full settlement of the plan’s obligations in November 2021. The Company expects $175 million of the contribution to be repaid as the plan sells its remaining illiquid assets. The Company was reimbursed $55 million in the fourth quarter of 2021 and $41 million during the first six months of 2022.

(4)Interest benefit of cross currency swaps included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Reconciliation of Adjusted EBITDA and Net Leverage Ratio

				Twelve Months
	June YTD 2022	June YTD 2021	Full Year 2021	Twelve Months Ended June 30, 2022
Income from operations	$810	$712	$1,363	$1,461
Add:
Intangibles amortization	79	83	165	161
Restructuring and other	(74)	(31)	(28)	(71)
Segment income	815	764	1,500	1,551
Depreciation	152	140	282	294
Adjusted EBITDA	$967	$904	$1,782	$1,845

Total debt			$6,262	$6,630
Less cash			531	438
Net debt			$5,731	$6,192

Adjusted net leverage ratio			3.2x	3.4x